Press
Information

Company Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com
FOR IMMEDIATE RELEASE

Richard J. Surratt Appointed Chief Financial Officer of Arbitron Inc.

COLUMBIA, MD; March 2, 2011 – Arbitron Inc. (NYSE: ARB) today announced that its Board of Directors has appointed Richard J. Surratt to the position of Executive Vice President, Finance and Chief Financial Officer.

Mr. Surratt succeeds Sean R. Creamer, who was promoted in June 2010 to Executive Vice President, U.S. Media Services, responsible for the Company’s radio and cross-platform services and operations.

Mr. Surratt joined Arbitron on February 6, 2011 as Executive Vice President, Finance.

From 2007 to 2009, Mr. Surratt was President and Chief Executive Officer at Voyager Learning Company, a K-12 education software company. Richard joined Voyager Learning in 2005 as Senior Vice President and Chief Financial Officer.

From 1999 to 2005, Mr. Surratt worked as Executive Vice President, Chief Financial Officer and Treasurer at Atlantic Coast Airlines Holdings, Inc., a publicly traded company that operated regional airline Independence Air.

Prior to Atlantic Coast Airlines Holdings, Mr. Surratt held positions at Mobil Corporation from 1991 to 1999, including Director, Mergers and Acquisitions Group; Treasurer, Latin America; Senior Associate – Global Capital Markets; and Senior Financial Analyst.

Mr. Surratt received an M.B.A. from Stanford Graduate School of Business, Stanford, CA; an M.S., Fluid Mechanics and Thermal Sciences from The George Washington University, Washington, D.C. and a B.S. Marine Engineering Systems from U.S. Merchant Marine Academy, Kings Point, New York.

Mr. Surratt is a Director of Cambium Learning Group, Inc., (NASDAQ: ABCD), a Dallas- based education solutions company.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter™ (PPMTM) and PPM 360™, new technologies for media and marketing research.

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Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.